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Exhibit (10)R

Description of Ecolab Inc.
Management Incentive Plan

    The Ecolab Inc. Management Incentive Plan ("MIP") is not set forth in a formal plan document. Set forth below is a description of the MIP as it applies to the executive officers of Ecolab Inc. (the "Company").

    The MIP is a cash-based annual incentive plan that focuses executives' attention on achieving competitive annual business goals. The Compensation Committee of the Company's Board of Directors (the "Committee"), with input from management, sets specific performance goals at the beginning of each year and communicates them to the Company's executives.

    Under the MIP, the Committee may, in its sole discretion, make awards at a level higher or lower than that determined by strict application of achievement against goals based upon such other business criteria as the Committee determines appropriate.

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Description of Ecolab Inc. Management Incentive Plan